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PRESS RELEASE

For Immediate Release
Contact:

For Visual Networks:
Sheryl Shultz
SRS Associates
(508) 647-0044
sheryl@srsassociates.com

For Inverse Networks:
Chris Roeckl
(408) 616-6284
croeckl@inversenet.com
Pager (during Networld+Interop only):
(800) 604-1383

VISUAL NETWORKS TO ACQUIRE INVERSE NETWORK TECHNOLOGY
Combined company dominates the delivery of reliability behind public data networks and the Internet

September 15, 1999 - Rockville, MD - Visual Networks, Inc., the leader in service management solutions for public data networks, today announced it has reached a definitive agreement to acquire Inverse Network Technology Inc., the leader in service management solutions for IP services and the Internet. With the acquisition, Visual Networks will offer the broadest set of WAN service management solutions for service providers and their subscribers. The new company combines its technology portfolio and distribution channels to address the reliability requirements of today's IP, Frame Relay and ATM networks as well as tomorrow's broadband and application service offerings.

Under terms of the acquisition agreement, Visual Networks issues its common stock to acquire Inverse Network Technology. Based on the September 14, 1999 closing price of Visual Networks' common stock, the transaction is valued at approximately $177 million. The transaction is to be accounted for as a pooling of interests and is to be treated as a tax-free reorganization for federal income tax purposes. The transaction has been approved by both companies Boards of Directors and is expected to close within approximately 15 days, subject to approval of Inverse Network Technology stockholders, and other customary closing conditions.

Visual Networks' customers are beginning to leverage the Internet for IP-centric services such as remote access, virtual private networks (VPNs), and application hosting. As this trend continues, network managers and operators must ensure reliability to use these services in support of mission critical applications.


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"Next generation network services will become a reality only if service providers can ensure service reliability," said Scott Stouffer, president and CEO of Visual Networks, based here. "With Inverse, Visual is uniquely capable of enabling both providers and their customers to take advantage of every service from mainstream data services to leading-edge network and application services based on DSL, cable, VPNs and beyond."

"Our customers are demanding a single, comprehensive service management solution that spans their primary service offerings - IP, Frame Relay and ATM," said Michael Watters, president and CEO of Inverse, Sunnyvale, Calif. "Combining forces with Visual accelerates our time to market and creates a powerful competitive advantage."

In addition to Inverse's IP technology, Visual gains expanded distribution coverage to include leading Internet service providers, both domestically and internationally. The deal also expands Visual Networks' product offerings to include customer care (help desk) centers for IP services, such as remote-access and VPNs, and IP application management.

The Need for Reliability and Service Management Solutions

Service providers need service management systems to attract and retain customers as well as to lower the costs associated with supporting network services. Business subscribers require highly reliable services to support their mission-critical applications. Maximum reliability can only be achieved by managing WAN services from an end-to-end perspective.

Visual UpTime manages the end-to-end performance of frame relay and ATM services and automates the collection, interpretation and presentation of management information for service providers and their subscribers. Similarly, Inverse's IP InSight manages IP network and application services on an end-to-end basis.

Through the integration of Visual and Inverse solutions, customers will be able to define and measure end-to-end performance of a broad set of WAN services, sectionalize performance between a service provider and enterprise network and sectionalize network and application performance. The end result is maximum service reliability and lower cost of operations.

"Visual UpTime and IP InSight form the foundation of Visual Networks' Service Reliability Architecture, the company's initiative to combine best-of-breed fault and performance management solutions," Stouffer said. "Our two companies have been working closely on this and we are now even better able to take advantage of these synergies."

The Inverse Organization

Founded in 1996, Inverse Network Technology is the leading provider of software solutions and measurement services that allow service providers and their business customers to manage


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service quality for IP/Internet services such as remote access outsourcing, virtual private networks (VPNs) and electronic commerce.

The Inverse organization will be functionally integrated into Visual Networks' organization and Inverse's Silicon Valley presence will be maintained. Michael Watters will become the Chief Operating Officer for Visual Networks, reporting to Stouffer. No workforce reductions are expected at either Visual or Inverse.

For more information, call 408-616-6200 or visit the Inverse Web site at http://www.inversenet.com/.

About Visual Networks

Visual Networks, Inc. (NASDAQ: VNWK) designs, manufactures and sells WAN service management systems for packetized technologies such as frame relay, IP/Internet, and ATM. Visual Networks' Visual UpTime system combines WAN access functionality with innovative software for performance monitoring, troubleshooting and network planning. Visual UpTime instruments the network for performance measurement and analysis that allows WAN service providers to achieve service levels required by subscribers and to lower operating costs associated with packetized WAN services. Visual Networks is headquartered in Rockville, Maryland, with sales offices nationwide.

Editor's note: Visual Networks will hold a conference call for analysts, investors and the press on Sept. 15, 1999, at 6:30 p.m. (EDT). The call in number is 800-289-0437. A replay of the conference call will be available at 9:30 p.m. (EDT) on Sept. 15, 1999, through Sept. 22, 1999. To access the replay, please call 888-203-1112 (confirmation number: 779121) or visit the investor relations section of our web site at www.visualnetworks.com.

This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.

Visual Networks assumes no obligation to update the information contained in this press release. Visual Networks' future results may be impacted by its ability to implement its provider deployment model, its lengthy sales cycle, dependence upon its major customers, risks associated with rapid technological change and the emerging services market, potential fluctuations in its quarterly operating results, its dependence on sole and limited source suppliers and fluctuations in component pricing and its dependence upon key employees. Visual Networks' future results may be impacted by other risk factors listed from time to time in its SEC reports, including, but not limited to, the Company's Registration Statement on Form S-3 dated March 2, 1999, its Form 10-Qs and its Annual Report on Form 10-K.


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For more information about Visual Networks and Visual UpTime, contact Visual
Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850, at 800-240-4010, or via the World Wide Web at http://www.visualnetworks.com.